As filed with the Securities and Exchange Commission on February 28, 2025

Registration No. 333-259987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-259987

UNDER

THE SECURITIES ACT OF 1933

MATTERPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1695048
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

352 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip code)

Matterport, Inc. 2021 Incentive Award Plan

Matterport, Inc. Employee Stock Purchase Plan

Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Matthew Zinn, Esq. Chief Legal Officer 352 East Java Drive Sunnyvale, CA 94089 (972)476-1900	Copies to: Louis Lehot, Esq. Brandee L. Diamond, Esq. Foley & Lardner LLP 525 University Ave Suite 500 Palo Alto, California 94301 (650)856-3700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) filed by Matterport, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) relates to the following registration statement on Form S-8 (the “Registration Statement”):

•	Registration Statement on Form S-8 (No. 333-259987), filed by the Registrant with the SEC on October 1, 2021, pertaining to the registration for resale of 24,195,678 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), under the Registrant’s 2021 Incentive Award Plan, 7,258,703 shares of Class A common stock under the Registrant’s 2021 Employee Stock Purchase Plan, 44,319,602 shares of Class A common stock under the Registrant’s Amended and Restated 2011 Stock Incentive Plan (underlying stock options), and 3,769,517 shares of Class A common stock under the Registrant’s Amended and Restated 2011 Stock Incentive Plan (underlying restricted stock units).

On February 28, 2025, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of April 21, 2024, by and among the Registrant, CoStar Group, Inc. (“Parent”), Matrix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”) and Matrix Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”) and (ii) the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Parent.

As a result of the Mergers, the offerings contemplated by the Registration Statement have been terminated as of the effective time of the Mergers on February 28, 2025. In accordance with the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold or otherwise unissued at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the effective time of the Mergers on February 28, 2025. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 28, 2025.

MATTERPORT, INC.

By:	/s/ Matthew Zinn
	Name:	Matthew Zinn
	Title:	Chief Legal Officer

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment to Form S-8]